Exhibit 99.1

Xencor Reports Second Quarter 2019 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET today --

MONROVIA, Calif.--August 6, 2019--Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer, autoimmune diseases, asthma and allergic diseases, today reported financial results for the second quarter ended June 30, 2019 and provided a review of recent business and clinical highlights.

“Over the last two years, Xencor has initiated six Phase 1 clinical studies evaluating XmAb® bispecific antibodies—both T cell engagers and tumor microenvironment (TME) activators—in patients with many types of advanced cancers, and we have also entered into strategic collaborations to advance select programs with our partners,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “We anticipate several initial data presentations from these programs in the second half of 2019 and first half of 2020, and our strong financial position supports our broad pipeline and research into novel antibodies and cytokines engineered with XmAb bispecific technologies.”

Dr. Dahiyat added, “In the second quarter, we reopened the Phase 1 study of XmAb14045 to enrollment, and patients have since begun treatment under the amended protocol. We also advanced our second and third TME activating bispecific antibodies into Phase 1 clinical studies. TME bispecific antibodies are designed with tuned dual checkpoint or checkpoint-agonist mechanisms to generate anti-tumor immune responses in a targeted manner. Finally, we continued to strengthen our senior leadership with appointments in business development and regulatory affairs.”

Recent Business and Clinical Highlights and Anticipated Upcoming Milestones

CD3 Bispecific Antibodies: Xencor's initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells.

•

XmAb14045 (CD123 x CD3): Clinical sites participating in the Phase 1 study in patients with relapsed/refectory acute myeloid leukemia have resumed enrollment, and in early July the first patient was dosed under the study’s amended protocol. Amendments to the protocol included guidance on the monitoring and clinical management of cytokine release syndrome.

•

XmAb13676 (CD20 x CD3): A Phase 1 dose-escalation study began dosing patients with B-cell malignancies in February 2017. Enrollment in dose-escalation cohorts is ongoing, and initial data are expected in the fourth quarter of 2019.

•

XmAb18087 (SSTR2 x CD3): A Phase 1 dose-escalation study began dosing patients with neuroendocrine tumors or gastrointestinal stromal tumors in February 2018. Enrollment in dose-escalation cohorts is ongoing, and initial data are expected in the first half of 2020.

Tumor Microenvironment (TME) Activating Bispecific Antibodies: Xencor's bispecific pipeline includes a suite of TME activators that engage multiple, different targets, such as T-cell checkpoint or agonist receptors. Xencor’s TME activators are designed to promote tumor-selective T-cell activation.

•

XmAb20717 (PD-1 x CTLA-4): A Phase 1 dose-escalation study in patients with advanced solid tumors began dosing patients in July 2018. Enrollment in dose-escalation cohorts is ongoing, and initial data are expected in the first half of 2020.

•

XmAb22841 (CTLA-4 x LAG-3): In May 2019, the first patient was dosed in a Phase 1 study evaluating XmAb22841 as a monotherapy and in combination with pembrolizumab in patients with select advanced solid tumors.

•	XmAb23104 (PD-1 x ICOS): In May 2019, the first patient was dosed in a Phase 1 study in patients with select advanced solid tumors.

Cytokines: Xencor uses its bispecific Fc domain and Xtend™ technology to engineer cytokines, which are immune signaling proteins, that have potency tuned to improve therapeutic index and have longer half-life.

•	XmAb24306 (IL15/IL15Rα-Fc fusion protein): The Company will support Genentech's efforts to submit an IND application for this candidate, which is anticipated in the second half of 2019.

Partnered XmAb Programs: Xencor has eight licensing partnerships for XmAb technology. The most advanced program where the Company has licensed its technology is Alexion’s Ultomiris®, which has received marketing authorizations for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH) in the U.S. (December 2018), Japan (June 2019) and Europe (July 2019).

Corporate: In June 2019, Xencor announced the planned October 31, 2019 retirement of Paul Foster, M.D., Chief Medical Officer. As the Company searches for Dr. Foster’s successor, Xencor strengthened its senior management team in the second quarter with the appointments of Jeremy Grunstein, Ph.D., as vice president, business development, and Kirk Rosemark, as vice president, regulatory affairs and quality assurance.

Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc.

Second Quarter Ended June 30, 2019 Financial Results

Cash, cash equivalents and marketable securities totaled $626.1 million as of June 30, 2019, compared to $530.5 million at December 31, 2018. The increase reflects upfront proceeds of $135 million received in the first half of 2019 from the Genentech and Astellas collaborations, offset by cash used to fund operating activities in the first six months of 2019.

Total revenue for the second quarter ended June 30, 2019 was $19.5 million, which was primarily revenue recognized under the Astellas collaboration and a milestone and royalties earned from Alexion. Total revenue for the six months ended June 30, 2019 was $131.4 million and includes revenue earned from the Genentech and Astellas collaborations and the milestone and royalty revenue from Alexion. No revenue was reported for the same periods in 2018.

Research and development expenses for the second quarter of 2019 were $33.3 million, compared to $23.3 million for the same period in 2018. Total research and development expenses for the six months ended June 30, 2019 were $61.5 million, compared to $49.4 million for the same period in 2018. The increased research and development spending for the three and six months ended June 30, 2019 reflects increased stock-based compensation expense and additional spending on Xencor’s CD3 bispecific antibody and cytokine development candidates and technologies.

General and administrative expenses for the second quarter of 2019 were $5.8 million, compared to $5.0 million for the same period in 2018. Total general and administrative expenses for the six months ended June 30, 2019 were $11.3 million, compared to $9.5 million for the same period in 2018. The increased general and administrative spending for the three and six months ended June 30, 2019 reflects additional spending on intellectual property including patents and licensing and additional expenses related to personnel and professional services.

Non-cash, stock-based compensation expense for the six months ended June 30, 2019 was $15.2 million, compared to $9.4 million for the same period in 2018.

Net loss for the second quarter ended June 30, 2019 was $16.0 million, or $(0.28) on a fully diluted per share basis, compared to a net loss of $25.9 million, or $(0.46) on a fully diluted per share basis, for the same period in 2018. For the six months ended June 30, 2019, net income was $64.0 million, or $1.10 on a fully diluted per share basis, compared to a net loss of $55.4 million, or $(1.07) on a fully diluted per share basis, for the same period in 2018. The lower net loss reported for the three months ended June 30, 2019 over the same period in 2018 is primarily due to revenue from our Astellas and Alexion collaborations in 2019. The net income reported for the six months ended June 30, 2019 over the net loss reported for the same period in 2018 is primarily due to revenue recognized from our Genentech collaboration.

The total shares outstanding were 56,529,398 as of June 30, 2019, compared to 55,821,310 as of June 30, 2018.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations beyond 2024. Xencor expects to end 2019 with between $575 million and $600 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2019 financial results and provide a corporate update. The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 1597118. A live webcast of the conference call will be available under "Events & Presentations" in the Investors section of the Company's website located at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer, autoimmune diseases, asthma and allergic diseases. Currently, 13 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2018 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts:

Charles Liles

626-737-8118

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$32,557	$26,246
Short-term marketable securities	472,613	268,115
Accounts receivable	10,130	10,187
Income tax receivable	402	804
Other current assets	11,307	10,375
Total current assets	527,009	315,727

Property and equipment, net	12,128	11,813
Long-term marketable securities	120,966	236,108
Intangible assets, net	13,522	11,969
Income tax receivable	402	804
Other assets	10,726	311

Total assets	$684,753	$576,732

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$15,220	$13,459
Deferred revenue	45,478	40,079
Lease liabilities	2,214	315
Income tax liability	800	—
Total current liabilities	63,712	53,853

Lease liabilities, net of current portion	9,650	1,198
Deferred revenue, net of current portion	3,300	—
Total liabilities	76,662	55,051

Stockholders’ equity	608,091	521,681

Total liabilities and stockholders’ equity	$684,753	$576,732

The 2018 balance sheet was derived from the 2018 annual financial statements included in the Form 10-K that was filed on February 26, 2019

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues	$19,485	$—	$131,424	—

Operating expenses:
Research and development	33,299	23,332	61,481	49,418
General and administrative	5,758	4,958	11,270	9,520
Total operating expenses	39,057	28,290	72,751	58,938

Income (loss) from operations	(19,572)	(28,290)	58,673	(58,938)

Other income, net	3,588	2,421	6,289	3,577
Income (loss) before income taxes	(15,984)	(25,869)	64,962	(55,361)

Income tax expense	50	—	950	—

Net income (loss)	(16,034)	(25,869)	64,012	(55,361)
Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	1,284	193	2,600	(200)
Comprehensive income (loss)	$(14,750)	$(25,676)	$66,612	(55,561)

Net income (loss) per share:
Basic net income (loss) per share	$(0.28)	$(0.46)	$1.14	$(1.07)
Diluted net income (loss) per share	$(0.28)	$(0.46)	$1.10	$(1.07)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	56,399,255	55,678,990	56,351,377	51,738,348
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	56,399,255	55,678,990	58,042,819	51,738,348